Exhibit 21.1       List of Subsidiaries
                   --------------------
                                                     State in
                                                      Which
                                                     Organized
                                                     ---------

Subsidiary of IPALCO Enterprises, Inc.

Indianapolis Power & Light Company (IPL)              Indiana

   Subsidiary of IPL

     Property and Land Company, Inc.                  Indiana
     Fort Ben Energy Management Corp.                 Indiana

Mid-America Capital Resources, Inc.                   Indiana
   (Mid-America)

   Subsidiaries of Mid-America

     Indianaplis Campus Energy, Inc. (ICE)            Indiana
     Store Heat and Produce Energy, Inc. (SHAPE)      Indiana
     Mid-America Energy Resources, Inc.
       (Energy Resources)                             Indiana

     Subsidiaries of Energy Resources

       Cleveland Thermal Energy Corporation           Ohio
       Cleveland District Cooling Corporation         Ohio
       American Energy Service Corp.                  Indiana


   Both IPL and Mid-America are wholly owned by IPALCO
Enterprises, Inc. Each of the subsidiaries listed for IPL, Mid-America and Energy Resources is wholly owned except for SHAPE, which is 80% owned by Mid-America.
Both Cleveland Thermal Energy Corporation and Cleveland
District Cooling Corporation conduct business under the name Cleveland Energy Resources.